CoStar Group Names Rich Simonelli Head of Investor Relations and
Cyndi Eakin Chief Accounting Officer

WASHINGTON – July 11, 2024 - CoStar Group (NASDAQ: CSGP), a leading provider of online real estate marketplaces, information, and analytics in the property markets, today announced the appointment of Rich Simonelli as Head of Investor Relations and Cyndi Eakin as Chief Accounting Officer. Each will report to Chris Lown, Chief Financial Officer of CoStar Group.

Simonelli, who previously held a similar role at CoStar Group for nine years, will rejoin the company from national real estate brokerage Compass, where he served as Senior Vice President, Investor Relations.

As an experienced manager of the integral relationship between investors and publicly traded companies, especially in the real estate industry, Simonelli is ideally suited to support CoStar Group’s investor relations efforts. At Compass, he led the brokerage’s investor relations program, ensuring stakeholders had the trust and understanding they needed to make informed decisions about supporting the company. Prior to that, Simonelli served as CoStar Group’s Vice President of Investor Relations, giving him an unparalleled understanding of the company, its investors, and its place in the real estate industry.

As the leader of the company’s investor relations efforts, Simonelli will be responsible for executing the comprehensive communication strategies needed to support long-term shareholder confidence in CoStar Group. A 35-year veteran of the industry regularly recognized by Institutional Investor magazine as one of the top investor relations professionals in the United States, Rich brings unmatched expertise cultivating relationships with institutional investors. Through his deep knowledge of investment banking, investor relations, and corporate band building, he has developed an unmatched expertise in attracting, informing and retaining world-class investors.

Eakin, who previously served as CoStar Group’s Controller, most recently served as Head of Investor Relations, working with investors, shareholders and analysts to convey CoStar Group’s performance, business strategy, and strategic positioning. In her new role, Eakin will be responsible for corporate accounting, revenue reporting, tax compliance, technical accounting and policy and financial reporting. Eakin’s strengths include her deep accounting expertise, leadership and management ability. She has played a pivotal role in supporting CoStar Group’s acquisition integration and capital raise strategies, as well as managing responsibility for the accounting, tax and financial systems functions.

“I’m delighted to welcome Rich back to CoStar Group and announce Cyndi’s promotion,” said Andy Florance, Founder and Chief Executive Officer of CoStar Group. “As we enter another era of growth for the company, I believe Rich’s experience with CoStar Group’s ambitious plans and track record of success, combined with his residential real estate industry experience, will be more relevant than ever to CoStar Group. His ability to liaise with our shareholders takes on a renewed importance. And Cyndi’s prior experience as our Controller and most recent experience in Investor Relations make her uniquely suited to oversee our accounting function. I look forward to seeing both Cyndi and Rich thrive in these new roles.”

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News Media Contact:
Matthew Blocher
CoStar Group
(202) 346-6775
mblocher@costargroup.com

About CoStar Group, Inc.
CoStar Group (NASDAQ: CSGP) is a leading provider of online real estate marketplaces, information, and analytics in the property markets. Founded in 1987, CoStar Group conducts expansive, ongoing research to produce and maintain the largest and most comprehensive database of real estate information. CoStar is the global leader in commercial real estate information, analytics, and news, enabling clients to analyze, interpret and gain unmatched insight on property values, market conditions and availabilities. Apartments.com is the leading online marketplace for renters seeking great apartment homes, providing property managers and owners a proven platform for marketing their properties. LoopNet is the most heavily trafficked online commercial real estate marketplace with over twelve million monthly global unique visitors. STR provides premium data benchmarking, analytics, and marketplace insights for the global hospitality industry. Ten-X offers a leading platform for conducting commercial real estate online auctions and negotiated bids. Homes.com is the fastest growing online residential marketplace that connects agents, buyers, and sellers. OnTheMarket is a leading residential property portal in the United Kingdom. BureauxLocaux is one of the largest specialized property portals for buying and leasing commercial real estate in France. Business Immo is France’s leading commercial real estate news service. Thomas Daily is Germany’s largest online data pool in the real estate industry. Belbex is the premier source of commercial space available to let and for sale in Spain. CoStar Group’s websites attracted 170 million quarterly average monthly unique visitors for the first quarter of 2024. Headquartered in Washington, DC, CoStar Group maintains offices throughout the U.S., Europe, Canada, and Asia. From time to time, we plan to utilize our corporate website, CoStarGroup.com, as a channel of distribution for material company information. For more information, visit CoStarGroup.com.